UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 16, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

                                                                    NEWS RELEASE

                                                        CONTACTS: (408) 995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


                    CALPINE COMPLETES FUNDING OF $3.3 BILLION
                             SECURED NOTES OFFERING

     (SAN JOSE, CALIF.) July 16, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that it has closed its $3.3 billion term loan and second-priority senior secured notes offering. The term loan and senior notes are secured by substantially all of the assets owned directly by Calpine Corporation, including natural gas and power plant assets and the stock of Calpine Energy Services and other subsidiaries.

     The offering was comprised of two tranches of floating rate securities and two tranches of fixed rate securities. The floating rate securities included:

     o A $750 million, four-year term loan priced at Libor plus 575 basis points; and

     o $500 million of Second-Priority Senior Secured Floating Rate Notes due 2007, also priced at Libor plus 575 basis points.

     The fixed rate securities included:

     o    $1.15 billion of 8.5% Second  Priority  Senior Secured Notes due 2010;
          and

     o    $900 million of 8.75% Second Priority Senior Secured Notes due 2013.

     Net proceeds from the offering will be used to repay existing indebtedness, including approximately $950 million outstanding under the company's term loan, which was to mature in May 2004; borrowings outstanding under the company's working capital revolvers; and outstanding public indebtedness in open-market purchases and as otherwise permitted by the company's indentures.

     To date, the company has purchased approximately $708 million face value of outstanding senior notes at a cost of approximately $608 million using net proceeds from the offering.

     The term loan and senior secured notes have been offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  July 16, 2003